Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	978-619-1300
Wednesday October 26, 2016		Michael T. Prior
Chief Executive Officer

Justin D. Benincasa
Chief Financial Officer

ATN Reports

Third Quarter and Nine Month 2016 Results

Third Quarter 2016 Financial Highlights:

•                  Revenues: $138.8 million

•                  Adjusted EBITDA(1): $46.4 million

•                  Operating income: $22.1 million

•                  Net income attributable to ATN’s stockholders: $7.2 million, or $0.44 per diluted share

•                  Cash flow from operating activities: $92.1 million for the first nine months of 2016

Beverly, MA (October 26, 2016) — ATN (NASDAQ: ATNI) today reported results for the third quarter and nine months ended September 30, 2016. Unless otherwise indicated, the discussion of the Company’s results is focused on its continuing operations, and comparisons are to the same period in the prior year.  In the first quarter of 2016, the Company changed its segment reporting structure and an unaudited recast of financial information for the eight quarterly periods in the fiscal years ending December 31, 2014 and 2015 can be found in the Company’s Form 8-K filing dated April 12, 2016.

Third Quarter 2016 Financial Results and Business Review

“This was the first full quarter of consolidated results following our recent Bermuda and U.S. Virgin Islands acquisitions, and we are pleased with the initial performance as it was in line with our expectations and represents a solid foundation from which to drive long-term revenue and operating synergies,” said Michael Prior, Chief Executive Officer.

“On the International Telecom side, ATN now has a balanced and diversified revenue base comprised of wireless and wireline assets located in geographies we know well and where we are among the market leaders. We are well underway with our internal integration efforts in both markets and next steps include additional planning around cross selling along with technology and network improvements and expense management. Third quarter profitability benefited from much improved operating efficiencies in Guyana for the quarter, including the absence of unusually high marketing and legal expenses that lowered EBITDA and operating income in last year’s third quarter.

“Results from our U.S. Telecom segment support our expectation for full year 2016 and reflect the shift in our wholesale business to an extended term, lower priced model that has taken place over the last year. As we work on strategies to expand our wholesale business with major customers, our team has been doing a good job of reducing operating expenses in several categories.

“Our domestic renewables business generated year-on-year revenue growth in the third quarter, benefitting from a combination of higher production and rate escalators. We are still rapidly expanding in India and expect to meet our target of bringing on line at least 50 Megawatts of solar production facilities in India during the first quarter of 2017.  We expect the first India projects to begin generating electricity in this year’s fourth quarter but we will not see significant incremental revenue from these operations until early 2017.

“In summary, third quarter results provide an early indication of how our strategic growth plan is taking shape. With most of the special charges and adjustments behind us, the benefits of our recent transactions and initiatives have begun to materialize, a process that we expect will continue into the fourth quarter and become more pronounced in 2017,” Mr. Prior concluded.

Third quarter 2016 revenues were $138.8 million, a 43% increase from the $96.8 million reported for the third quarter of 2015. Revenue growth resulted primarily from a $47.4 million, or 125% increase in our International Telecom segment revenues mostly due to the impact of our recent Bermuda and U.S. Virgin Islands acquisitions. Adjusted EBITDA(1) for the third quarter was $46.4 million, 17% above the prior year period, resulting primarily from the impact of the recent acquisitions and reduced operating expenses in Guyana, partially offset by declines in U.S. Telecom operating results.  Operating income for the third quarter, which included a $7.3 million increase in depreciation and amortization expense primarily due to the recent acquisitions, was $22.1 million, a decrease of 2% when compared to the prior year period.

Net income attributable to ATN’s stockholders for the third quarter was $7.2 million or $0.44 per diluted share, compared with the prior year period of $6.6 million, or $0.41 per diluted share.

Revenues for the first nine months of 2016 were $328.5 million, a 21% increase from the $272.5 million reported for the same period of 2015.  Adjusted EBITDA(1) for the first nine months of 2016 was $114.9 million, up 1% from the prior year period.  Operating income of $39.9 million for the first nine months of 2016 declined from the prior year’s $70.4 million due in large part to the transaction-related and impairment charges disclosed in prior quarter results.  Net income attributable to ATN’s stockholders was $10.2 million or $0.63 per diluted share, compared with the prior year period’s $12.8 million, or $0.79 per diluted share.

Third Quarter 2016 Operating Highlights

The Company has three reportable segments: (i) U.S. Telecom; (ii) International Telecom; and (iii) Renewable Energy.

U.S. Telecom

U.S. Telecom revenues consist of wireless revenues from our voice and data wholesale roaming operations and our smaller retail operations in the Southwestern United States and wireline revenues from our wholesale transport and enterprise business in the Northeastern United States.  Total U.S. Telecom segment revenues were $47.6 million in the third quarter of 2016, a 12% decrease from the $53.8 million reported in the third quarter of 2015.  U.S. Wireless revenues declined 15% to $40.1 million compared with $47.0 million in the prior year quarter, due mostly to lower wholesale roaming rates, partially offset by

(1)  See Table 4 for reconciliation of Net Income (Loss) to Adjusted EBITDA.

growth in data traffic volume.   U.S. Wireline revenues were $6.9 million, up from $6.2 million in the prior year. The Company ended the third quarter of 2016 with 853 domestic base stations in service compared to 799 at the end of last year’s third quarter.

U.S. Telecom Adjusted EBITDA(1) of $24.3 million in the third quarter of 2016 represented a 19% decrease compared to the prior year’s $29.9 million.  This decrease was primarily due to lower wholesale wireless revenues in the current year quarter, offset in part by a decrease in wireless operating expenses.

For full year 2016, revenue for our U.S. Telecom segment is expected to range from $170 million to $180 million and the segment Adjusted EBITDA(1) margin percentage is expected to be in the mid-40s.

International Telecom

International Telecom consists of a broad range of information and communications services including wireline and wireless data, internet, voice and media service revenues from our operations in Bermuda and the Caribbean including the U.S. Virgin Islands. International Telecom revenues were $85.3 million in the third quarter of 2016, a 125% increase from the $37.9 million reported in the third quarter of 2015.  The increased revenues are the result of our recent acquisitions in Bermuda and the U.S. Virgin Islands which added $20.7 million and $26.5 million of incremental revenues, respectively, during the current year quarter.

International Telecom Adjusted EBITDA(1) of $24.7 million in the third quarter increased 118% from $11.3 million in the prior year period.  This is the result of the current year acquisitions and lower operating expenses in Guyana, which in the prior year included higher marketing and legal expenses.

Renewable Energy

Renewable Energy segment revenues are generated principally by the sale of energy and solar renewable energy credits from our 28 commercial solar projects in the United States.  For the third quarter of 2016, revenues from our renewable energy business were $5.9 million, up 17% from the $5.1 million in the prior year mostly due to better than expected production and certain contract rate escalations.  Adjusted EBITDA(1) for the Renewable Energy segment was $4.1 million in the third quarter, an increase of 4% over the third quarter of 2015, as growing expenses from our newly launched solar business in India offset domestic revenue growth.

Reportable Operating Segments

Financial data on our reportable operating segments for the three months ended September 30, 2016 and 2015 are as follows (in thousands):

For the three months ended September 30, 2016:

	U.S. Telecom	International Telecom	Renewable Energy	Reconciling Items	Total

Revenue
Wireless	$40,076	$21,075	$—	$—	$61,151
Wireline	6,936	59,193	—	—	66,129
Renewable Energy	—	—	5,784	—	5,784
Equipment and Other	548	5,045	138	—	5,731
Total Revenue	$47,560	$85,313	$5,922	$—	$138,795

Adjusted EBITDA	24,296	24,732	4,073	(6,658)	46,443

Operating Income (Loss)	18,120	11,358	2,822	(10,219)	22,081

For the three months ended September 30, 2015:

	U.S. Telecom	International Telecom	Renewable Energy	Reconciling Items	Total

Revenue
Wireless	$47,047	$20,474	$—	$—	$67,521
Wireline	6,243	15,517	—	—	21,760
Renewable Energy	—	—	5,052	—	5,052
Equipment and Other	535	1,914	—	—	2,449
Total Revenue	$53,825	$37,905	$5,052	$—	$96,782

Adjusted EBITDA	29,933	11,328	3,934	(5,545)	39,650

Operating Income (Loss)	24,218	4,928	2,694	(9,316)	22,524

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents at September 30, 2016 were $280.3 million.  In addition, the Company held $7.4 million of short-term investments and $6.8 million of restricted cash.  Net cash provided by operating activities was $92.1 million for the first nine months of 2016, compared with net cash provided by operating activities of $113.1 million for the first nine months of 2015.  The decrease in net cash provided by operating activities is due to the impact of lower operating income in the first nine months of 2016, including the transaction and restructuring charges along with the changes in accrued taxes and other working capital line items.  Capital expenditures were $78.5 million for the first nine months of 2016, and the Company expects full year 2016 capital expenditures for its Telecom businesses, including the recent Bermuda and USVI acquisitions, to be in the range of $95 million to $110 million.   Capital expenditures in the two telecom segments are higher than in the past due to concurrent network expansions and upgrades in multiple markets.  These projects include extensive fiber builds and upgrades and market-wide mobile data network upgrades.  In addition, capital expenditures for our Renewable Energy business are still expected to be in the range of $40 million to $50 million for the full year 2016, related to ongoing construction of our solar projects in India.  These annual capital expenditure estimates take into account the estimated timing of when costs will be incurred within the project build period, which can often shift between quarters.

Conference Call Information

ATN will host a conference call on Thursday, October 27, 2016 at 10:00 a.m. Eastern Time (ET) to discuss its third quarter 2016 results. The call will be hosted by Michael Prior, President and Chief Executive Officer, and Justin Benincasa, Chief Financial Officer. The dial-in numbers are US/Canada: (877) 734-4582 and

International: (678) 905-9376, conference ID 2822078. A replay of the call will be available at ir.atni.com beginning at 1:00 p.m. (ET) on Thursday, October 27, 2016.

About ATN

ATN International, Inc. (Nasdaq:ATNI), headquartered in Beverly, Massachusetts, provides telecommunications services to rural, niche and other under-served markets and geographies in the United States, Bermuda and the Caribbean and owns and operates solar power systems in select locations in the United States and India. Through our operating subsidiaries, we (i) provide both wireless and wireline connectivity to residential and business customers, including a range of mobile wireless solutions, high speed internet services, media services and local exchange services, (ii) provide distributed solar electric power to corporate, utility and municipal customers and (iii) are the owner and operator of terrestrial and submarine fiber optic transport systems. For more information, please visit www.atni.com.

Cautionary Language Concerning Forward Looking Statements

This press release contains forward-looking statements relating to, among other matters, our future financial performance and results of operations; the competitive environment in our key markets, demand for our services and industry trends; the outcome of regulatory matters; the pace of our network expansion and improvement, including our level of estimated future capital expenditures and our realization of the benefits of these investments; and management’s plans and strategy for the future. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results.  Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1)  our ability to operate our newly acquired businesses in Bermuda and the U.S. Virgin Islands and integrate these operations into our existing operations; (2) the general performance of our operations, including operating margins, revenues, and the future growth and retention of our major customers and subscriber base and consumer demand for solar power; (3) government regulation of our businesses, which may impact our FCC and other telecommunications licenses or our renewables business; (4) economic, political and other risks facing our operations; (5) our ability to maintain favorable roaming arrangements; (6) our ability to efficiently and cost-effectively upgrade our networks and IT platforms to address rapid and significant technological changes in the telecommunications industry; (7) the loss of or an inability to recruit skilled personnel in our various jurisdictions, including key members of management; (8) our ability to find investment or acquisition or disposition opportunities that fit our strategic goals for the Company; (9) increased competition; (10) our ability to expand our renewable energy business; (11) our reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure; (12) the adequacy and expansion capabilities of our network capacity and customer service system to support our customer growth; (13) the occurrence of weather events and natural catastrophes; (14) our continued access to capital and credit markets; and (15) our ability to realize the value that we believe exists in our businesses. These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 29, 2016 and the Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016 filed with the SEC on May 10., 2016 and August 9, 2016, respectively, and other reports we file from time to time with the SEC.  The Company undertakes no obligation and has no intention to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this news release also contains non-GAAP financial measures. Specifically, ATN has presented an Adjusted EBITDA measure and a net income measure exclusive of the results of loss on the deconsolidation of subsidiaries. Adjusted EBITDA is defined as net income attributable to ATN stockholders before income from discontinued operations, bargain purchase gain, impairment of long-lived assets, restructuring charges, interest, taxes, depreciation and amortization, transaction-related charges, other income or expense, and net income attributable to non-controlling interests. Net income attributable to ATN stockholders excluding loss on deconsolidation of subsidiary and the related earnings per diluted share is defined as net income attributable to ATN stockholders less the loss and tax impact of the deconsolidation of the subsidiary.  The Company believes that the inclusion of these non-GAAP financial measures helps investors gain a meaningful understanding of the Company’s core operating results and enhances comparing such performance with prior periods. ATN’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods. The non-GAAP financial measures included in this news release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Reconciliations of these non-GAAP financial measures used in this news release to the most directly comparable GAAP financial measure is set forth in the text of, and the accompanying tables to, this press release.

Table 1

ATN International, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in Thousands)

	September 30,	December 31,
	2016	2015
Assets:
Cash and cash equivalents	$280,263	$392,045
Restricted cash	1,596	824
Short-term investments	7,422	—
Other current assets	95,616	75,623

Total current assets	384,897	468,492

Long-term restricted cash	5,162	5,477
Property, plant and equipment, net	618,535	373,503
Goodwill and other intangible assets, net	130,397	90,043
Other assets	27,066	7,489

Total assets	$1,166,057	$945,004

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$11,969	$6,284
Taxes payable	13,756	9,181
Other current liabilities	112,212	68,890

Total current liabilities	137,937	84,355

Long-term debt, net of current portion	$106,928	$26,575
Deferred income taxes	43,202	45,406
Other long-term liabilities	70,150	26,944

Total long-term liabilities	220,280	98,925

Total liabilities	358,217	183,280

Total ATN International, Inc.’s stockholders’ equity	671,706	680,299
Non-controlling interests	136,134	81,425

Total equity	807,840	761,724

Total liabilities and stockholders’ equity	$1,166,057	$945,004

Table 2

ATN International, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in Thousands, Except per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenues:
Wireless	$61,151	$67,521	$177,300	$185,272
Wireline	66,129	21,760	122,190	63,520
Renewable energy	5,784	5,052	16,935	15,631
Equipment and other	5,731	2,449	12,046	8,030
Total revenue	138,795	96,782	328,471	272,453

Operating expenses:
Termination and access fees	36,728	20,275	80,479	57,755
Engineering and operations	16,282	11,206	36,270	28,591
Sales, marketing and customer service	8,954	6,406	22,387	17,634
Equipment expense	3,146	3,591	10,498	10,228
General and administrative	27,242	15,654	63,949	43,992
Transaction-related charges	2,091	2,536	16,156	2,852
Restructuring charges	—	—	1,785	—
Depreciation and amortization	21,866	14,590	52,913	43,813
Impairment of long-lived assets	349	—	11,425	—
Bargain purchase gain	—	—	(7,304)	—
(Gain) loss on disposition of long-lived assets	56	—	27	(2,823)
Total operating expenses	116,714	74,258	288,585	202,042

Operating income	22,081	22,524	39,886	70,411

Other income (expense):
Interest expense, net	(1,551)	(795)	(2,745)	(2,153)
Loss on deconsolidation of subsidiary	—	—	—	(19,937)
Other income, net	766	53	643	118
Other expense, net	(785)	(742)	(2,102)	(21,972)

Income from continuing operations before income taxes	21,296	21,782	37,784	48,439
Income tax expense	9,602	10,134	17,178	22,655

Net income from continuing operations	11,694	11,648	20,606	25,784

Income from discontinued operations, net of tax	—	—	—	390

Net income	11,694	11,648	20,606	26,174
Net income attributable to non-controlling interests, net	(4,523)	(5,072)	(10,400)	(13,417)

Net income attributable to ATN International, Inc. stockholders	$7,171	$6,576	$10,206	$12,757

Basic net income per weighted average share attributable to ATN International, Inc. stockholders:
Income from continuing operations	$0.44	$0.41	$0.63	$0.77
Income from discontinued operations	—	—	—	0.02
Net income	$0.44	$0.41	$0.63	$0.79

Diluted net income per weighted average share attributable to ATN International, Inc. stockholders:
Income from continuing operations	$0.44	$0.41	$0.63	$0.77
Income from discontinued operations	—	—	—	0.02
Net income	$0.44	$0.41	$0.63	$0.79

Weighted average common shares outstanding:
Basic	16,148	16,049	16,128	16,009
Diluted	16,241	16,165	16,228	16,128

Table 3

ATN International, Inc.

Unaudited Condensed Consolidated Cash Flow Statement

(in Thousands)

	Nine Months Ended September 30,
	2016	2015

Net income	$20,606	$26,174
Income from discontinued operations	—	(390)
Depreciation and amortization	52,913	43,813
Loss on deconsolidation of business	—	19,937
Bargain purchase gain	(7,304)	—
(Gain) loss on disposition of long-lived assets	27	(2,823)
Impairment of long-lived assets	11,425	—
Deferred income taxes	(8,775)	—
Change in prepaid and accrued income taxes	21,886	27,684
Change in other operating assets and liabilities	(5,135)	(6,817)
Other non-cash activity	6,462	4,967

Net cash provided by operating activities of continuing operations	92,105	112,545
Net cash provided by operating activities of discontinued operations	—	566
Net cash provided by operating activities	92,105	113,111

Capital expenditures	(78,455)	(46,031)
Acquisition of businesses and non-controlling interests, net of acquired cash of $12,611 and $6,571	(152,499)	(11,968)
Purchases of spectrum licenses, including deposits	(10,860)	—
Net proceeds from sale of assets	1,424	5,873
Purchase of short-term investments	(7,422)	—
Purchase of securities	(2,000)	—
Change in restricted cash	(457)	39,368

Net cash used in investing activities	(250,269)	(12,758)

Dividends paid on common stock	(15,468)	(13,920)
Proceeds from new borrowings	60,000	—
Distributions to non-controlling interests	(7,667)	(11,363)
Repayments of long-term debt	(7,982)	—
Purchases of common stock	(3,997)	—
Investments made by minority shareholders	22,409	—
Other	(650)	(3,489)

Net cash provided by (used in) financing activities	46,645	(28,772)

Effect of foreign currency exchange rates on cash and cash equivalents	(263)	—

Net change in cash and cash equivalents	(111,782)	71,581

Cash and cash equivalents, beginning of period	392,045	326,216

Cash and cash equivalents, end of period	$280,263	$397,797

Table 4

ATN International, Inc.

Reconciliation of Non-GAAP Measures

(In Thousands)

Reconciliation of Net Income to Adjusted EBITDA for the Three Months Ended September 30, 2016 and 2015

Three Months Ended September 30, 2016

	U.S. Telecom	International Telecom	Renewable Energy	Reconciling Items	Total

Net income attributable to ATN International, Inc. stockholders					$7,171
Net income attributable to non-controlling interests, net of tax					4,523
Income tax expense					9,602
Other income, net					(766)
Interest expense, net					1,551
Operating income	$18,120	$11,358	$2,822	$(10,219)	$22,081
Depreciation and amortization	6,176	12,896	1,227	1,567	21,866
(Gain) loss on disposition of long-lived asset	—	56	—	—	56
Impairment of long-lived assets	—	349	—	—	349
Transaction-related charges	—	73	24	1,994	2,091
Adjusted EBITDA	$24,296	$24,732	$4,073	$(6,658)	$46,443

Three Months Ended September 30, 2015

	U.S. Telecom	International Telecom	Renewable Energy	Reconciling Items	Total

Net income attributable to ATN International, Inc. stockholders					$6,576
Net income attributable to non-controlling interests, net of tax					5,072
Income tax expense					10,134
Other income, net					(53)
Interest expense, net					795
Operating income	$24,218	$4,928	$2,694	$(9,316)	$22,524
Depreciation and amortization	5,715	6,400	1,205	1,270	14,590
Transaction-related charges	—	—	35	2,501	2,536
Adjusted EBITDA	$29,933	$11,328	$3,934	$(5,545)	$39,650

Reconciliation of Net Income to Adjusted EBITDA for the Nine Months Ended September 30, 2016 and 2015

Nine Months Ended September 30, 2016

	U.S. Telecom	International Telecom	Renewable Energy	Reconciling Items	Total

Net income attributable to ATN International, Inc. stockholders					$10,206
Net income attributable to non-controlling interests, net of tax					10,400
Income tax expense					17,178
Other income, net					(643)
Interest expense, net					2,745
Operating income	$39,698	$28,320	$(734)	$(27,398)	$39,886
Depreciation and amortization	17,405	27,482	3,642	4,384	52,913
(Gain) loss on disposition of long-lived asset	—	27	—	—	27
Bargain purchase gain	—	(7,304)	—	—	(7,304)
Impairment of long-lived assets	11,076	349	—	—	11,425
Restructuring charges	—	1,785	—	—	1,785
Transaction-related charges	—	3,573	9,215	3,368	16,156
Adjusted EBITDA	$68,179	$54,232	$12,123	$(19,646)	$114,888

Nine Months Ended September 30, 2015

	U.S. Telecom	International Telecom	Renewable Energy	Reconciling Items	Total

Net income attributable to ATN International, Inc. stockholders					$12,757
Net income attributable to non-controlling interests, net of tax					13,417
Income tax expense					22,655
Other income, net					(118)
Income from discontinued operations, net of tax					(390)
Loss on deconsolidation of subsidiary					19,937
Interest expense, net					2,153
Operating income	$64,114	$21,447	$8,037	$(23,187)	$70,411
Depreciation and amortization	16,874	19,710	3,613	3,616	43,813
(Gain) loss on disposition of long-lived asset	(2,823)	—	—	—	(2,823)
Transaction-related charges	—	—	97	2,755	2,852
Adjusted EBITDA	$78,165	$41,157	$11,747	$(16,816)	$114,253

Table 5

ATN International, Inc.

Reconciliation of Non-GAAP Measures

(In Thousands)

Reconciliation of Net Income Attributable to ATN International, Inc. Stockholders and Earnings Per Share to Net

Income Attributable to ATN International, Inc. Stockholders Excluding Loss on Deconsolidation of Subsidiary and

Diluted Earnings Per Share for the Three Months Ended September 30, 2015 and 2016

Three Months Ended September 30, 2016

Total

Net income attributable to ATN International, Inc. stockholders	$7,171

Adjustments: None	—

Net income attributable to ATN International, Inc. stockholders excluding loss on deconsolidation of subsidiary	$7,171

Net income per weighted average share attributable to ATN International, Inc. stockholder	$0.44

Adjustments: None	—

Diluted net income per weighted average share attributable to ATN International, Inc. stockholder excluding loss on deconsolidation of subsidiary	$0.44

Three Months Ended September 30, 2015

Total

Net income attributable to ATN International, Inc. stockholders	$6,576

Adjustments: None	—

Net income attributable to ATN International, Inc. stockholders excluding loss on deconsolidation of subsidiary	$6,576

Diluted net income per weighted average share attributable to ATN International, Inc. stockholder	$0.41

Adjustments: None	—

Diluted net income per weighted average share attributable to ATN International, Inc. stockholder excluding loss on deconsolidation of subsidiary	$0.41

ATN International, Inc.

Reconciliation of Non-GAAP Measures

(In Thousands)

Reconciliation of Net Income Attributable to ATN International, Inc Stockholders and Earnings Per Share to Net Income Attributable to ATN International, Inc Stockholders Excluding Loss on Deconsolidation of Subsidiary and Diluted Earnings Per Share for the Nine Months ended September 30, 2015 and 2016

Nine Months Ended September 30, 2016

Total

Net income attributable to ATN International, Inc. stockholders	$10,206

Adjustments: None	—

Net income attributable to ATN International, Inc. stockholders excluding loss on deconsolidation of subsidiary, net of tax	$10,206

Diluted net income per weighted average share attributable to ATN International, Inc. stockholder	$0.63

Adjustments: None	—

Diluted net income per weighted average share attributable to ATN International, Inc. stockholder excluding loss on deconsolidation of subsidiary	$0.63

Nine Months Ended September 30, 2015

Total

Net income attributable to ATN International, Inc. stockholders	$12,757

Loss on deconsolidation of subsidiary	19,937

Net income attributable to ATN International, Inc. stockholders excluding loss on deconsolidation of subsidiary	$32,694

Diluted net income per weighted average share attributable to ATN International, Inc. stockholder	$0.79

Adjustments: loss of deconsolidation of subsidiary	1.24

Diluted net income per weighted average share attributable to ATN International, Inc. stockholder excluding loss on deconsolidation of subsidiary	$2.03